Exhibit 4.8

AMENDMENT TO XL GROUP PLC

DIRECTORS STOCK & OPTION PLAN

(AS AMENDED AND RESTATED ON MAY 8, 2015)

WHEREAS, XL Group plc has petitioned the High Court of Ireland to approve a Scheme of Arrangement under the Irish Companies Act, the effect of which would be to impose a new holding company, incorporated in Bermuda, XL Group Ltd, as the ultimate parent holding company of the XL group of companies (the “Redomestication”); and

WHEREAS, XL Group plc maintains the XL Group plc Directors Stock & Option Plan, as amended and restated on May 8, 2015 (the “Plan”); and

WHEREAS, pursuant to its authority under Section 7(d) of the Plan, the Board of Directors of XL Group plc wishes to amend the Plan in connection with the Redomestication;

NOW, THEREFORE, BE IT RESOLVED:

1.	THAT, the title of the Plan shall be the “XL Group Ltd Directors Stock & Option Plan (as amended and restated on May 13, 2016).”

2.	THAT, the Plan shall be amended such that each occurrence of the term “XL Group plc” shall instead refer to “XL Group Ltd”.

3.	THAT, the definition of “Company” in Section 2(c) of the Plan shall be amended to read in its entirety as follows:

“Company” means XL Group Ltd, a Bermuda company, or any successor company or permitted assign.

4.	THAT, the foregoing amendments shall become effective, and shall be conditioned, upon the consummation of the Redomestication.

THAT, except as expressly amended hereby, the Plan remains in full force and effect.